EXHIBIT 10.10

FIRST AMENDMENT TO
DAMERIS SENIOR EXECUTIVE AGREEMENT

RECITALS

On Assignment, Inc. (the “Company”) and Peter Dameris (“Executive”) have entered into a Senior Executive Agreement dated October 27, 2003 (the “Employment Agreement”).  The Company and Executive desire to amend certain provisions of the Employment Agreement pursuant to this First Amendment to the Senior Executive Agreement (the “Amendment”), dated December 14, 2006.  For good and valuable consideration, receipt of which is hereby acknowledged by both the Company and Executive, the Company and Executive hereby amend the Employment Agreement as follows:

AMENDMENT

1.              The first paragraph of Section 1 of the Employment Agreement is deleted and replaced in its entirety by the following:

1.             Employment.  The Company hereby engages Executive to serve as the Chief Executive Officer and President of the Company, and Executive agrees to serve the Company, during the Service Term (as defined in Section 1(f) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

2.              Section 1(a) of the Employment Agreement is deleted and replaced in its entirety by the following:

(a)           Services.  During the Service Term, Executive, as Chief Executive Officer and President of the Company, shall have all the duties and responsibilities customarily rendered by Chief Executive Officers and President of companies of similar size and nature and as may be reasonably assigned from time to time by the Board.  Executive will report directly to the Board.  Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates.  Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (A) serve as an officer, director or trustee of any charitable or non-profit entity; (B) own a passive investment in any private company and own up to 5% of the outstanding voting securities of any public company; or (C) with the prior approval of the Board, serve as a director of up to two other companies so long as such companies do not compete with the Company and Executive notifies the Board in advance of accepting any such position.  Unless the Company and Executive agree to the contrary, Executive’s place of employment shall be at the Company’s principal executive offices in Calabasas, California; provided, however, that Executive shall be permitted under the terms of this Agreement, upon conditions approved by the Board, to relocate his principal residence to Texas and to perform his duties and responsibilities under this Agreement from such location and commute from time to time to the Company’s principal executive offices so long as such relocation does not materially interfere with Executive’s satisfactory performance of his duties and responsibilities under this Agreement and, provided, further, that Executive will travel to such other locations as may be reasonably necessary in order to discharge his duties and responsibilities hereunder.  Executive shall have the right to attend all meetings of the Board of Directors of the Company and will be nominated for election as a director for each term for which he is eligible to serve during the Service Term.

3.              Section 1(b)(i) of the Employment Agreement is deleted and replaced in its entirety by the following:

(b)                                                         Salary, Bonus and Benefits.

(i)            Salary and Bonus.  During the Service Term, effective from and after August 1, 2006, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, at the rate of not less than $550,000 per annum; provided, however, that any portion of such Annual Base Salary that has become payable with respect to the period commencing on August 1, 2006 and continuing through the Company payroll date immediately preceding the date of the first amendment to this Agreement (the “Payroll Date”), but which amount has not been paid as of the Payroll Date, shall be paid to Executive in a lump sum as soon as practicable following the date of the first amendment to this Agreement (the “Amendment Date”) and, provided, further, that the Annual Base Salary shall be subject to review annually (beginning in the fourth quarter of each fiscal year of the Company) by the Board for upward increases thereon.  With respect to calendar year 2006, Executive will be eligible to receive an annual bonus in an amount of up to 120% of Executive’s Annual Base Salary for such fiscal year (for purposes of determining any 2006 annual bonus only, Executive’s 2006 Annual Base Salary shall be deemed to be $550,000), as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) based upon the Company’s achievement of budgetary and other objectives set by the Compensation Committee after review of a financial performance plan that is prepared by Executive and recommended to the Compensation Committee.  Such annual bonus opportunity shall be comprised of (A) a 60% bonus opportunity applicable to achievement of plan targets that are a combination of targets for revenue and EBITDA (“Component A”), and (B) an additional 60% bonus opportunity (thereby making the total bonus opportunity 120% of Executive’s Annual Base Salary) for performance exceeding plan targets based upon revenue and EBITDA performance (“Component B”).  The performance targets for Component A and Component B may be revised in future years by the Compensation Committee after consultation with Executive.  The performance plan and targets applicable to Executive and adopted by the Compensation Committee in December 2005 shall remain applicable for 2006.  Within 90 days of the beginning of each calendar year thereafter during the Service Period, the Compensation Committee will determine, after consultation with Executive, the targets applicable to Executive based on the Company’s performance plan.  All performance plan targets will be defined in terms that exclude the effects of any nonrecurring charges, including without limitation, charges related to goodwill write-offs, acquisitions, dispositions or changes in accounting treatment.  The annual bonus, if any, shall be due and payable to Executive, in cash, on or prior to March 15th of the year immediately following that in which such annual bonus is earned (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from the application of Internal Revenue Code Section 409A).

4.              Section 1(b)(v) is added to the Employment Agreement as follows:

(v)           Additional Equity Grants.

(A)          Stock Option Grants.

(1)           Initial Grant.  Promptly following the Amendment Date, the Company shall grant to Executive, under the Company’s Restated 1987 Stock Option Plan (As Amended and Restated April 7, 2006) (the “Equity Plan), an incentive (or, if not available for any reason, a nonqualified) stock option (“Stock Option”) to purchase 500,000 shares of the Company’s common stock (the “Initial Stock Option”).  The Initial Stock Option shall be granted to Executive at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant (the “Fair Market Value”) and shall vest and become exercisable, subject to Executive’s continued employment with the Company through each such vesting date (and stockholder approval as provided in Section 1(b)(v)(H), other than with respect to the first 100,000 shares), as follows: 11% on December 31, 2006, 1.83% on the last day of each month in 2007 (such that 33% would be vested as of December 31, 2007), 2.83% on the last day of each month in 2008 (such that 67% would be vested as of December 31, 2008), 1.83% on the last day of each month in 2009 (such that 89% would be vested as of December 31, 2009) and 0.92% on the last day of each month in 2010 (such that 100% would be vested as of December 31, 2010).  The terms and conditions of the Initial Stock Option, including the applicable vesting conditions, shall be set forth in a stock option agreement to be entered into by the Company and Executive which shall evidence the grant of the Initial Stock Option and, except as otherwise expressly provided herein, shall be consistent with the terms and conditions contained in stock option agreements provided to other key executives of the Company (any agreement evidencing a Stock Option grant, a “Stock Option Agreement”).  The Initial Stock Option shall, subject to the provisions of this Section 1(b)(v)(A)(1), be governed in all respects by the terms of the Equity Plan and the applicable Stock Option Agreement.

(2)           Subsequent Grants.  On January 2, 2007, the Company shall grant to Executive, under the Equity Plan, an incentive (or if not available for any reason, a nonqualified) Stock Option to purchase [182,000] shares of the Company’s common stock (the “Subsequent Stock Option”).  The Subsequent Stock Option shall be granted to Executive at an exercise price per share equal to the Fair Market Value and shall vest and become exercisable, subject to Executive’s continued employment with the Company through each such vesting date (and stockholder approval as provided in Section 1(b)(v)(H)), as follows: 11% immediately and 1.83% on the last day of each month in 2007 (such that 33% would be vested as of December 31, 2007), 2.83% on the last day of each month in 2008 (such that 67% would be vested as of December 31, 2008), 1.83% on the last day of each month in 2009 (such that 89% would be vested as of December 31, 2009) and 0.92% on the last day of each month in 2010 (such that 100% would be vested as of December 31, 2010).  The terms and conditions of the Subsequent Stock Option, including the applicable vesting conditions, shall be set forth in a stock option agreement to be entered into by the Company and Executive which shall evidence the grant of the Subsequent Stock Option and, except as otherwise expressly provided herein, shall be

(1) This number and the number in the following paragraph were calculated based on an assumed pre-tax gain of $1.5 million after three years of 6% common stock price appreciation.

consistent with the terms and conditions contained in Stock Option Agreements provided to other key executives of the Company.  The Subsequent Stock Option shall, subject to the provisions of this Section 1(b)(v)(A)(2), be governed in all respects by the terms of the Equity Plan and the applicable Stock Option Agreement.

(B)           Time-Vesting Restricted Stock Unit Grants.

(1)           Initial Grant.  On January 2, 2007, the Company shall grant to Executive, under the Equity Plan, a number of restricted stock units (“RSUs”) covering shares of Company common stock with a Fair Market Value of $500,000 (the “Initial Time-Vesting RSU Grant”).  The Initial Time-Vesting RSU Grant, except as otherwise expressly provided herein, shall be set forth in a restricted stock unit agreement between Executive and the Company consistent with the terms and conditions contained in restricted stock unit agreements provided to other key executives of the Company (any agreement evidencing a grant of RSUs, a “RSU Agreement”).  The Initial Time-Vesting RSU Grant shall vest on the third anniversary of the Initial Time-Vesting RSU Grant date, subject to Executive’s continued employment with the Company through such vesting date and the other provisions of this Agreement.  Subject to Section 1(b)(v)(I) of this Agreement, shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(B)(1) on or as soon as practicable after the date on which such RSUs vest.

(2)           Subsequent Grants.  On the first business day of each of 2008 and 2009, subject in each case to Executive’s continued employment with the Company through such date, the Company shall grant to Executive, under the Equity Plan, RSUs covering shares of Company common stock with a with a Fair Market Value of $500,000 (any such grant, a “Subsequent Time-Vesting RSU Grant”).  Each Subsequent Time-Vesting RSU Grant shall be set forth in a RSU Agreement and shall vest on the third anniversary of the grant date, subject to Executive’s continued employment with the Company through such vesting date and the other provisions of this Agreement.  Subject to Section 1(b)(v)(I) of this Agreement, shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(B)(2) on or as soon as practicable after the date on which such RSUs vest.

(C)           TSR Performance-Vesting RSU Grants.

(1)           Initial Grant.  On January 2, 2007, the Company shall grant to Executive, under the Equity Plan, RSUs covering shares of Company common stock with a Fair Market Value of $500,000 (the “Initial TSR Performance-Vesting RSU Grant”).  The Initial TSR Performance-Vesting RSU Grant shall be set forth in a RSU Agreement.  Subject to Executive’s continued employment with the Company through the end of the third calendar year following the date of grant (December 31, 2009) and the other provisions of this Agreement, at the end of the third calendar year following the date of grant (December 31, 2009), a 0-100% percentage of the Initial TSR Performance-Vesting RSU Grant shall vest based on the Company’s total share return performance compared to that of certain peer companies for the three years following the date of the grant (2007, 2008 and 2009), as specified below (the “Initial TSR Performance Goals”).  Subject to Section 1(b)(v)(I) of this Agreement, shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(C)(1) on or as soon as practicable after the date on which such RSUs vest.

(2)           Subsequent Grants.  On the first business day of each of 2008 and 2009, subject in each case to Executive’s continued employment with the Company through such date, the Company shall grant to Executive, under the Equity Plan, RSUs covering shares of Company common stock with a Fair Market Value of $500,000 (any such grant, a “Subsequent TSR Performance-Vesting RSU Grant”).  Each Subsequent TSR Performance-Vesting RSU Grant shall be set forth in a RSU Agreement.  Subject to Executive’s continued employment with the Company through the end of the third calendar year following the date of grant (inclusive of the year in which the grant is made) and the other provisions of this Agreement, at the end of such third calendar year following the date of grant, a 0-100% percentage of the Subsequent TSR Performance-Vesting RSU Grant shall vest based on the Company’s total share return performance compared to that of certain peer companies for such three-year period, as specified below (such performance goals determined with respect to any Subsequent TSR Performance-Vesting RSU Grant, “Subsequent TSR Performance Goals” and, together with the Initial TSR Performance Goals, the “TSR Performance Goals”).

(3)           TSR Performance Goals.  The TSR Performance Goals shall be based on the appreciation in the price of the Company’s common stock and dividends (assuming reinvestment in the stock) compared to certain peer companies agreed to by the Executive and the Company within the first 90 days of the first year of the grant and set forth in the minutes of the Compensation Committee.  The price appreciation will be measured as the difference between the average closing prices of the common stock of the Company and the peer companies on the first 20 trading days of the first calendar year and the last 20 trading days of the third calendar year.  For purposes of the calculation, the Company’s common stock price at the beginning of the first year shall be adjusted such that it would equal the price/EBITDA multiple for the peer companies. The mean (50th percentile) percentage return of the peer companies will be calculated as the arithmetic average of the percentages of each.  The highest return of the peer companies will be the 100th percentile and the lowest return of the peer companies shall be the 0th percentile.  On such basis compared to the selected companies, (1) for less than the 42.5th percentile the vesting percentage shall be 0%, (2) for between the 42.5th percentile and the mean (50th percentile) the vesting percentage shall be between 25% and 50% (based on a sliding scale), (3) for between the mean (50th percentile) and the 70th percentile the vesting percentage shall be between 50% and 83.5% (based on a sliding scale), (4) for between the 70th percentile and the 80th percentile the vesting percentage shall be between 83.5% and 100% (based on a sliding scale) and (5) for above the 80th percentile the vesting percentage shall be 100%.

(2)For example, if the Company’s closing stock price at the beginning of the first year reflects a multiple of the EBITDA for the twelve months ended September 30, 2006 of 12 and the mean closing stock price of the peer companies reflects a multiple of 10, the Company’s stock price at the beginning of the first year for purposes of the calculation would be reduced by 16.67%.

(3) For example, if the total shareholder return for peer companies is 3%, 5% and 7%, (1) the 0th percentile shall be 3%, (2) the 35th percentile shall be 4.4%, (3) the 42.5th percentile shall be 4.7%, (4) the mean (50th percentile) shall be 5% (5) the 70th percentile shall be 5.8%, (6) the 80th percentile shall be 6.2%, and (7) the 100th percentile shall be 7%.

(4) For example, if the median total shareholder return for the peer companies for 2007, 2008 and 2009 is 5% and the difference between the adjusted stock price of the Company’s common stock at the beginning of 2007 and the actual stock price of the Company’s common stock at the end of 2009 is 5%, 50% of the shares subjuect to the Initial TSR Performance-Vesting RSU Grant shall vest on December 31, 2009 subject to the other provisions of this Agreement.

(D)          EBITDA Performance-Vesting Restricted Stock Grants.

(1)           Initial Grant.  On January 2, 2007, the Company shall grant to Executive, under the Equity Plan, a number of restricted shares of Company common stock (“Restricted Stock”) with a Fair Market Value of $500,000 (the “Initial EBITDA Performance-Vesting Restricted Stock Grant”).  The Initial EBITDA Performance-Vesting Restricted Stock Grant shall be subject to restrictions (“Restrictions”) and set forth in an agreement between Executive and the Company consistent with the terms and conditions contained in restricted stock agreements provided to other key executives of the Company (any agreement evidencing a grant of Restricted Stock, a “Restricted Stock Agreement”).  Subject to Sections 1(b)(v)(F) and (G) and 1(c)(iii)(A) below, at the end of the third calendar year following the date of grant (December 31, 2009), a 0-100% percentage of the shares subject to the Initial EBITDA Performance-Vesting Restricted Stock Grant specified by the Compensation Committee shall vest and all Restrictions thereon shall lapse, if (and only if) (1) the Company has attained (with a target of 50%) the annual EBITDA growth goals for the first year following the date of the grant (2007) (the “Initial EBITDA Performance Goals”) and (2) Executive remains continuously employed with the Company through the end of the third calendar year following the date of grant (December 31, 2009).

(2)           Subsequent Grants.  On the first business day of 2008 and 2009, the Company shall grant to Executive, under the Equity Plan, a number of shares of Restricted Stock with a Fair Market Value of $500,000 (any such grant, a “Subsequent EBITDA Performance-Vesting Restricted Stock Grant”).  Each Subsequent EBITDA Performance-Vesting Restricted Stock Grant shall be set forth in a Restricted Stock Agreement.  Subject to Sections 1(b)(v)(F) and (G) and 1(c)(iii)(A) below, at the end of the third calendar year following the date of grant, a 0-100% percentage of the shares subject to the Subsequent EBITDA Performance-Vesting Restricted Stock Grant specified by the Compensation Committee shall vest and all Restrictions thereon shall lapse, if (and only if) (1) the Company has attained (with a target of 50%) the annual EBITDA growth goals for the first year following the date of the grant (such EBITDA growth goals determined with respect to any Subsequent EBITDA Performance-Vesting Restricted Stock Grant, “Subsequent EBITDA Performance Goals” and, together with the Initial EBITDA Performance Goals, the “EBITDA Performance Goals” and, together with the TSR Performance Goals, the “Performance Goals”) and (2) Executive remains continuously employed with the Company through the end of the third year following the date of grant.

(3)           EBITDA Performance Goals.  The EBITDA Performance Goals shall be adopted by the Compensation Committee in consultation with Executive no later than 90 days after the applicable grant date and shall be set such that that there is an reasonable likelihood of attainment of the target, which would result in 50% vesting of the Initial EBITDA Performance-Vesting Restricted Stock Grant or Subsequent EBITDA Performance-Vesting Restricted Stock Grant, as applicable.

(E)           Stock Bonus.  Promptly following the Amendment Date, the Company shall make a one-time grant to Executive, under the Equity Plan, of 25,000 fully vested and unrestricted shares of the Company’s common stock (the “Stock Bonus”).

(F)           Certain Events.  Notwithstanding the foregoing and the Executive Change of Control Agreement, immediately prior to the earliest to occur of a Corporate Transaction (as defined in the Equity Plan) or a Change of Control (as defined in the Executive Change of Control Agreement), (1) any unvested Initial Stock Option, Subsequent Stock Option, Initial Time-Vesting RSU Grant and Subsequent Time-Vesting RSU Grant shall vest fully as set forth in the Executive Change of Control Agreement and shares in respect of such vested RSUs shall be delivered at the first time available pursuant to Section 409A without regard to Section 1(b)(v)(B)(3) of this Agreement, (2) any unvested Initial TSR Performance-Vesting RSU Grant and Subsequent TSR Performance-Vesting RSU Grant shall vest in accordance with the attainment of the Performance Goals through the date of the event (and not pro-rated for any time elapsed during the period) and (3) any unvested Initial EBITDA Performance-Vesting Restricted Stock Grant and Subsequent EBITDA Performance-Vesting Restricted Stock Grant shall vest (a) for years that have been completed, in accordance with the attainment of the Performance Goals for such year, and (b) for the year in which such event occurs, in accordance with the greater of the attainment of the Performance Goals for the prior year and the attainment of the Performance Goals to date in such year (and not pro-rated for any time elapsed during the year).

(G)           Forfeiture.

(1)           General.  Except as otherwise provided in this Agreement, all shares subject to the Initial Stock Option, the Subsequent Stock Option, the Initial Time-Vesting RSU Grant, any Subsequent Time-Vesting RSU Grant, the Initial TSR Performance-Vesting RSU Grant, any Subsequent TSR Performance-Vesting RSU Grant, the Initial EBITDA Performance-Vesting Restricted Stock Grant and any Subsequent EBITDA Performance-Vesting Restricted Stock Grant (together, the “2006 Equity Awards”) that have not vested and, in the case of any options, become exercisable, or with respect to which the Restrictions have not lapsed (after taking into consideration any vesting, exercisability and/or Restriction lapsing that may occur prior to or in connection with any termination of employment, as provided in this Agreement or any other agreement with Executive), as applicable, as of Executive’s termination of employment for any reason shall be forfeited and canceled upon Executive’s termination of employment without consideration therefor.

(5) For example, if such event occurs on June 30, 2008 and the TSR Performance Goals had been met at the maximum levels through such date, 100% of the Initial TSR Performance-Vesting RSU Grant and the Subsequent TSR Performance-Vesting RSU Grant made in 2008 shall vest.

(6) For example, if such event occurs on June 30, 2008 and the EBITDA Performance Goals had been met at the maximum levels for 2007 and the first half of 2008, 100% of the Initial EBITDA Performance-Vesting Restricted Stock Grant and the Subsequent EBITDA Performance-Vesting Restricted Stock Grant made in 2008 shall vest.

(2)           Time-Vesting RSUs.  On or prior to December 31, 2009, in the event of the Executive’s death, Disability or termination by the Company without Cause, and after December 31, 2009, in the event of Executive’s termination of employment for any reason, any unvested Initial Time-Vesting RSU Grant and Subsequent Time-Vesting RSU Grant shall vest immediately prior to such events, on a pro-rata basis (based on the number of months Executive worked since the date of grant)  with respect to all shares constituting such grant.  Shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(G)(2) on or as soon as practicable after the date on which such RSUs vest.

(3)           Performance-Vesting RSUs and Restricted Stock.   On or prior to December 31, 2009, in the event of the Executive’s death, Disability or termination by the Company without Cause, and after December 31, 2009, in the event of Executive’s termination of employment for any reason, (a) any unvested Initial TSR Performance-Vesting RSU Grant and Subsequent TSR Performance-Vesting RSU Grant shall vest in accordance with the attainment of the Performance Goals through the date of the event (and pro-rated for time elapsed during the period) and (b) any unvested Initial EBITDA Performance-Vesting Restricted Stock Grant and Subsequent EBITDA Performance-Vesting Restricted Stock Grant shall vest (I) for years that have been completed, in accordance with the with respect to the attainment of the Performance Goals for such year, and (II) for the year in which such event occurs, in accordance with the attainment of the Performance Goals to date in such year (and pro-rated for time elapsed during the year).

(4)           Cause.  If the Company terminates Executive’s employment for Cause, any such outstanding 2006 Equity Awards shall be forfeited, as of the commencement of business on the date of such termination, with respect to all shares subject thereto, whether or not vested at the time of termination, without consideration therefor.

(H)          Stockholder Approval.  Notwithstanding the foregoing, 400,000 shares subject to the Initial Stock Option and all shares subject to the Subsequent Stock Option are subject to, and shall not vest or, in the case of options, become exercisable, prior to approval by the stockholders of the Company of an amendment to the Equity Plan to increase the number of shares available for issuance thereunder to a sufficient amount to cover shares subject to such awards; provided, however, that if, at the time of such grants or thereafter, the Compensation Committee determines that shares previously approved by the Company’s stockholders were available under the Equity Plan at the time of such grant(s), then the Compensation Committee may, in its sole discretion, reduce the number of shares subject to shareholder approval under this Section 1(b)(v)(H) to the extent that shares were so available under the Equity Plan.  If

(7) For example, if such event occurs on June 30, 2008 and the TSR Performance Goals had been met at the maximum levels through such date, 50% of the Initial TSR Performance-Vesting RSU Grant and 16.67% of the Subsequent TSR Performance-Vesting RSU Grant made in 2008 shall vest.

(8) For example, if such event occurs on June 30, 2008 and the EBITDA Performance Goals had been met at the maximum levels for 2007 and the first half of 2008, 100% of the Initial EBITDA Performance-Vesting Restricted Stock Grant and 50% of the Subsequent EBITDA Performance-Vesting Restricted Stock Grant made in 2008 shall vest.

stockholder approval of the increase described in this Section 1(b)(v)(H) is not obtained prior to December 31, 2009, then such grants (to the extent conditioned upon stockholder approval of their underlying shares) shall be forfeited and cancelled.

(I)            Internal Revenue Code Section 162(m).  Notwithstanding anything contained herein to the contrary, if the Compensation Committee determines in its reasonable discretion that the Company’s tax deduction that would otherwise arise under Section 162 of the Internal Revenue Code in connection with the vesting and delivery of any shares of Company common stock in respect of the Initial Time-Vesting RSU Grant, any Subsequent Time-Vesting RSU Grant, the Initial TSR Performance-Vesting RSU Grant and/or any Subsequent TSR Performance-Vesting RSU Grant, in any case, would be materially limited or reduced by the application of Section 162(m) of the Internal Revenue Code, then, to the extent necessary to prevent such limitation or reduction, the Company may delay the delivery of such shares until the earliest practicable date in the earlier to occur of (a) the first year in which the Company reasonably anticipates that the delivery of such shares will not result in such limitation or reduction, or (b) the year in which Executive’s employment with the Company terminates.  For the avoidance of doubt, the provisions contained in this Section 1(b)(v)(I) are intended to comply with the permissible delay of certain payments described in Prop. Treas. Reg. Section 1.409A-2(b)(5).

4.  The following sentence is added to the end of Section 1(c)(i)(E):

For the avoidance of doubt, in no event shall Executive’s ceasing to serve as the President of the Company, whether voluntarily or involuntarily, constitute Good Reason.

5.  Section 1(c)(iii)(A) is deleted and replaced in its entirety by the following:

(A)          In the event that termination is by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above) or by Executive with Good Reason:

(1)           The Company will continue, for a period of eighteen (18) months commencing on the effective date of the termination (the “Severance Period”), to pay Executive’s Annual Base Salary in accordance with Company payroll procedures applicable to senior executives of the Company, as in effect from time to time, and to pay for Executive’s existing Company insurance coverage, subject to Executive’s proper election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder; and

(2)           Any unvested Initial Time-Vesting RSU Grant,  Subsequent Time-Vesting RSU Grant, Initial TSR Performance-Vesting RSU Grant, Initial EBITDA Performance-Vesting Restricted Stock Grant, Subsequent TSR Performance-Vesting RSU Grant and Subsequent EBITDA Performance-Vesting Restricted Stock Grant shall vest as provided elsewhere in this Agreement.

For purposes of paragraph (e) below, the payments of Annual Base Salary and insurance premiums and the accelerated vesting and lapsing of Restrictions with respect to any 2006 Equity Award, in any case, as described in this Section 1(c)(iii)(A), are collectively referred to as “Severance Payments.”  In addition, the Company will pay to Executive in a lump-sum the value of any accrued but unused vacation time.

6.  Section 1(f) is deleted and replaced in its entirety by the following:

Term of Employment.  Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s termination in accordance with the provisions of Section 1(c) above, Executive’s employment under this Agreement shall continue through December 31, 2009 (the “Service Term”); provided, however, that Executive’s employment under this Agreement, and the Service Term, shall be automatically renewed for additional one-year periods commencing on December 31, 2009 and, thereafter, on each successive anniversary of such date unless either the Company or Executive notify the other party in writing within ninety (90) days prior to any such date anniversary that it or he desires not to renew Executive’s employment under this Agreement.  All references herein to “Service Term” shall include any renewals thereof after the third anniversary of the Amendment Date.

7.  Section 7(p) is added to the Employment Agreement as follows:

(p)           Clawback.  To the extent permitted under applicable law, Executive agrees to reimburse the Company for amounts determined by final judicial process to be due to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

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The modifications to the Employment Agreement contained in this Amendment shall, except as expressly provided otherwise herein, take effect from and after the date of this Amendment.  Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Peter Dameris
PETER DAMERIS

ON ASIGNMENT, INC

/s/ Jonathan S. Holman
By:	Jonathan S. Holman
Its:	Chair Compensation Committee